EXHIBIT 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc.  ·  3505 W. Sam Houston Parkway N., Suite 400  ·  Houston, TX 77043  · 281-618-0400  ·  fax: 281-618-0505

For Immediate Release		14-012

Date: September 29, 2014	Contact:	Terrence Jamerson
Director, Finance & Investor Relations

Helix Announces New $250 Million Credit Facility for its Subsidiary Helix Q5000 Holdings S.A.R.L.

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) announced today that its wholly owned subsidiary, Helix Q5000 Holdings S.A.R.L., has entered into a credit agreement with a syndicated bank lending group for a term loan in the amount up to $250 million.  The term loan will be funded at or near the time of delivery of the Q5000 vessel, which is currently estimated in early 2015.

The key features of the new secured credit facility include:

·	Debt nonrecourse to Helix

·	5 year term

·	Pricing at Libor plus 250 basis points, with an undrawn fee of 87.5 basis points

·	Quarterly amortization payments on the term loan based on a seven year straight line repayment profile with a balloon payment at maturity

“This new credit facility provides attractive financing not only for the Q5000, but also allows Helix to maintain the capital resources to execute our capital spending plans for new well intervention vessels, both in progress as well as potential future vessels,” commented Anthony Tripodo, Executive Vice President and Chief Financial Officer.

Nordea Bank Finland Plc acted as Lead Arranger and Bookrunner of the new facility.  Nordea Bank Finland Plc will serve as Administrative Agent.

About Helix

Helix Energy Solutions Group, headquartered in Houston, Texas, is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. For more information about Helix, please visit our website at www.HelixESG.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding future utilization; any projections of financial items; future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statement concerning developments; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors including but not limited to the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the Company's most recently filed Annual Report on Form 10-K and in the Company’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

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